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Pricing Supplement dated October 18, 1996                       Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                       File No. 333-05701
Prospectus Supplement dated July 8, 1996)

                                 ADVANTA CORP.
                  Medium-Term Notes, Series C - Floating Rate

===============================================================================================================
Principal Amount: $5,000,000                             Initial Interest Rate: To be determined as of 10/21/96
Agent's Discount or Commission: $22,500                  Stated Maturity Date:  10/23/2001
Net Proceeds to Issuer: $4,977,500                       Original Issue Date: 10/23/96
Issue Price: 100%                                        Trade Date:  10/18/96
===============================================================================================================

Calculation Agent: Chase Manhattan Bank                  Cusip No.:  00756QCW6

Interest Calculation:

         /X/     Regular Floating Rate Note              / /     Floating Rate/Fixed Rate Note
                                                                  (Fixed Rate Commencement Date):
         / /     Inverse Floating Rate Note                             (Fixed Interest Date):
                   (Fixed Interest Rate):

         / /     Other Floating Rate Note (see attached)

Interest Rate Basis:

         / /     CD Rate                                 / /     Commercial Paper Rate

         / /     Eleventh District Cost of Funds Rate    / /     Federal Funds Rate

         / /     LIBOR                 Index Currency:

         / /     LIBOR Reuters                           / /     Treasury Rate

         /X/     LIBOR Telerate
                                                         / /     Other:
         / /     CMT Rate
                          Designated CMT Telerate Page:
                          Designated CMT Maturity Index:

Initial Interest Reset Date:  January 23, 1997                     Spread (+/-):  +0.4300%
Interest Reset Dates: The 23rd day of each January,                Spread Multiplier: N/A
                      April, July and October                      Maximum Interest Rate:  N/A
                                                                   Minimum Interest Rate:  N/A

Interest Payment Dates:  The 23rd day of each January, April, July and October, commencing January 23, 1997, with a final interest payment on October 23, 2001

Index Maturity: 3-Month LIBOR
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Day Count Convention:

         / /    30/360 for the period from                   to

         /X/    Actual/360 for the period from  10/23/96 to 10/22/2001

         / /    Actual/Actual for the period from            to

Redemption:

         /X/     The Notes cannot be redeemed prior to the Stated Maturity
                 Date.

         / /     The Notes may be redeemed prior to the Stated Maturity
                 Date.
                 Initial Redemption Date:
                 Initial Redemption Percentage: _____% Annual Redemption
                 Percentage Reduction:   ____% until Redemption Percentage is
                 100% of the principal amount.
Repayment:

         /X/     The Notes cannot be repaid prior to the Stated Maturity Date.

         / / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes. Optional Repayment Date(s): Repayment Price: ________%

Currency:

         Specified Currency:  U.S. Dollars
         (If other than U.S. dollars, see attached)

         Minimum Denominations:  N/A
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:

         / /     Yes      /X/     No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:

         /X/     Book Entry       / /      Certificated

Agent acting in the capacity as indicated below:

         /X/     Agent            / /      Principal

If as Principal:

         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         / / The Notes are being offered at a fixed initial public offering price of _____% of principal amount.
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If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

/X/   Other Provisions:  Prudential Securities Incorporated

               / /  Salomon Brothers Inc

                          / /  CS First Boston

                                      / / Donaldson, Lufkin & Jenrette
                                             Securities Corporation

                                                       / / Merrill Lynch & Co.